Exhibit 5.2

[LETTERHEAD OF GORDON & SILVER, LTD.]

November 25, 2003

Board of Directors

Hard Rock Hotel, Inc.

4455 Paradise Road

Las Vegas, NV  89109

                Re:          Hard Rock Hotel, Inc./Registration Statement on Form S-4

Gentlemen:

                We have acted as special Nevada counsel to Hard Rock Hotel, Inc., a Nevada corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-4, together with amendments thereto (collectively, the “Registration Statement”), with the Securities and Exchange Commission for the purpose of registering $140 million aggregate principal amount of the Company’s 8 7/8% Second Lien Notes due 2013 (the “New Notes”) under the Securities Act of 1933, as amended (the “Act”).  The New Notes are to be issued in exchange for an equal aggregate principal amount of the Company’s 8 7/8% Second Lien Notes due 2013 pursuant to a Registration Rights Agreement, dated as of May 30, 2003, between the Company and Banc of America Securities LLC, as representative of the Initial Purchasers (as defined in such Registration Rights Agreement).  The New Notes are to be issued pursuant to an Indenture, dated as of  May 30, 2003 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee.

                For the purpose of rendering our opinion herein, we have examined and relied on (i) such certificates, records, documents and agreements of the Company as we considered appropriate including, without limitation, the Company’s articles of incorporation as certified by the Secretary of State of the State of Nevada, the Company’s bylaws and resolutions of the board of directors of the Company, all of the foregoing of which have been certified by the Secretary of the Company; (ii) the Indenture; and (iii) the form of the New Notes included as an exhibit to the Indenture.

                We have assumed the (A) authenticity of all documents submitted to us as originals; (B) genuineness of all signatures on documents submitted to us; (C) legal capacity of natural persons; (D) accuracy and completeness of all corporate records made available to us by the Company; (E) veracity on the date of this letter of the certificates, records, documents and other

Board of Directors

November 25, 2003

instruments furnished to us by the Company or public officials even though they may have been signed or issued on an earlier date and, with your permission, we have not necessarily independently verified the statements made therein nor have we investigated the basis for any representations or warranties contained therein; and (F) conformity to the originals of all documents submitted to us as copies.

                Based upon and subject to the assumptions and limitations set forth herein, we are of the opinion that the New Notes have been duly authorized by the Company.

We are licensed to practice law in the State of Nevada and the opinion set forth herein is expressly limited to the laws of the State of Nevada.  No opinion is given or implied regarding the laws of any jurisdiction other than the State of Nevada as currently in effect.

This letter is being delivered to the Company in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose.

We hereby consent to the inclusion of this letter in Exhibit 5.2 to the Registration Statement and the reference to Gordon & Silver, Ltd. in the Registration Statement under the caption “Legal Matters.”  In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GORDON & SILVER, LTD.